                                                                    Exhibit 10.1

                             MILK PROCUREMENT OFFER
                             ----------------------

         On October 19, 2001, Mastellone Hermanos, S.A. ("MHSA") issued to
Danone S.A. ("Danone") a milk procurement offer (the "Milk Procurement Offer").
The Milk Procurement Offer requires MHSA to purchase specified quantities of milk for Danone from milk producers for use of Danone at its facilities. The effective date of the Milk Procurement Offer is January 1, 2002.

         The agreements expire 2 years after the effective date. However, the
Milk Procurement Offer are automatically extended for subsequent periods of two years unless either MHSA or Danone notifies the other party at least 180 days prior to the automatic renewal date (January 1) that MHSA or Danone wishes to terminate the Milk Procurement Offer.

         MHSA owes Danone several duties under the Milk Procurement Offer.
First, MHSA must handle and process all paperwork related to milk purchases and must provide Danone with monthly accounting of the milk purchased. Second, MHSA must measure the volume of milk that the producers deliver. Third, MHSA must ensure that the milk delivered by producers meets Danone' quality and quantity requirements. Fourth, MHSA must update Danone on the estimated price of raw milk and estimated future production of raw milk in Argentina on a bi-annual basis.
Finally, MHSA is required to deliver, and Danone are required to purchase, raw milk to Danone in order to meet Danone milk requirements which are not satisfied by third party producers.

         Under the Milk Procurement Offer, MHSA incurs several risks. MHSA is responsible for the quality of raw milk until the milk arrives at the designated points of delivery. Second, MHSA is responsible for all of the producers'
unfulfilled obligations to Danone. However, MHSA is not responsible for any deterioration in the quality of the milk after the milk is delivered nor is MHSA responsible for the carriers used to transport the milk. MHSA is required to pay a penalty fee to Danone equal to 20 pesos per ton of milk that Danone ordered but was not delivered to Danone or did not meet the its quality standards.

         Danone agree to pay MHSA a commission of $0.00518 cents per liter
("cvts/1") of milk bought by MHSA, of which 0.00308 cvts/1 covers MHSA's costs,
0.00035 cvts/1 covers gross income and 0.00175 cvts/1 covers the commission charge. Furthermore, Danone must pay all value added taxes. Danone's payments may be increased or decreased depending on any changes in the tax laws. MHSA may also charge interest on all overdue payments. Interest charged shall be 6% over the 3 month LIBOR rate.

         In addition, and for certain administrative services rendered by MHSA under the Milk Procurement Offer, Danone shall pay MHSA a monthly fee of
$7,816.34, plus value added taxes. MHSA may also charge interest on all overdue payments. Interest charged shall be 6% over the 3 month LIBOR rate.

         If Danone fails to pay MHSA for 20 consecutive days or for 60 alternate days, MHSA may rescind the Milk Procurement Offer or suspend performance of its obligations until such Danone Associated Company pay all its outstanding debts.
Finally, both Danone and MHSA have the right to rescind the Milk Procurement
Offer if a party is insolvent.